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                                                                 EXHIBIT 10.2(j)

   October 18, 1999


   Mr. Bill Zierolf
   417 Shrub Oak Lane
   Fairfield, CT 06430

   Dear Bill:

   We are pleased that you are accepting the position of Senior Vice President, Corporate Business Development, with Modem Media . Poppe Tyson, reporting to G.M. O'Connell, Chairman and CEO, starting today. The following confirms the specific agreements regarding your compensation:

 .  Your annual base salary on your start date will be $200,000.00.

 .  You will receive a one time sign-on bonus in the amount of $50,000.00.

 .  Pending Board approval, you will be granted a total of 250,000 stock options.
   The exercise price of the granted options will be the current fair market value on your date of hire.

   . 150,000 options will be will be granted upon your start date as a condition of hire. These options will vest over a period of three years, with the first 33% vesting one year from the grant date, and the remaining vesting scheduled at 33% annually for a period of two years thereafter.

   . 100,000 options will be granted upon your start date as a condition of hire. These options will vest on the sixth anniversary of date of the grant.

          - Upon meeting certain targets regarding the implementation of MMPT's growth strategy as set forth in Attachment A, six months from your date of hire, 50,000 shares will accelerate and vest the date such targets are achieved

          - Upon meeting certain revenue targets, 12 months from your date of hire, 50,000 shares will accelerate and vest the date such targets are achieved.

   You will participate in future grants of options to be determined by Company management and the Board of Directors.

   . You will be eligible for a merit bonus to the same extent all other employees are eligible, with a target of $50,000. Such bonus is dependent upon your performance, the overall financial performance of the Company, and is at the discretion of the Company's senior management, and for 1999 will be prorated.
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   Page 2
   Bill Zierolf
   _____________________________________________________________________________


 . The vesting schedule above shall accelerate by one year if within 18 months following a change of control, your employment is terminated involuntarily. However, if your termination is in response to your violating Company policies, poor performance, and the commission of a business related illegality or any other reason or lack thereof, this severance clause will be canceled. Change of control shall mean shall mean the occurrence of any of the following events, (i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

   Bill, we are looking forward to your joining Modem Media . Poppe Tyson, Inc. and playing a key role in our continued success. Please acknowledge your acceptance by signing the copy of your offer letter and confidentiality agreement and returning the documents to me in the enclosed envelope. If you have any questions or concerns, please give me a call.

   Best Regards



   Rose Zory
   Director, Human Resources



                                        Accepted By:_________________________

                                                    Date:____________________


   cc: G.M. O'Connell
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                                 ATTACHMENT A

  Target 1:  Create and Implement Strategy

  . Work with Senior Team to refine corporate development vision and the specific capabilities components and steps required to execute such vision.

  . Create criteria to use as a model with potential partners and acquisition targets, which model will support the strategy.

  . Execute strategy by completing an alliance or joint venture in support of such strategy

  Target 2:  Revenue

  .  Revenues of $2 million of new business that are based on "non-body" fees.